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                                                                    Exhibit 8.1



                           [Hale and Dorr Letterhead]


                                        June 28, 1996


Security Dynamics Technologies, Inc.
One Alewife Center
Cambridge, Massachusetts 02140

        Re:     Merger among Security Dynamics Technologies,
                Inc., Card-Key Inc., and RSA Data Security, Inc.

Ladies and Gentlemen:

        This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of April 14, 1996 (the "Merger Agreement"), by and among Security Dynamics Technologies, Inc., a Delaware corporation ("SDI"), Card-Key Inc., a Delaware corporation and wholly owned subsidiary of SDI ("Sub"), and RSA Data Security, Inc., a Delaware corporation ("RSA"). Pursuant to the Merger Agreement, Sub will merge with and into RSA (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters and continuity-of-interest certificates delivered to Hale and Dorr and Tomlinson, Zisko, Morosoli & Maser LLP by SDI, RSA and certain RSA shareholders containing certain representations of SDI, RSA and certain RSA shareholders relevant to this opinion (the "Certificates of Representations"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

        In our capacity as counsel to SDI in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, the Escrow Agreement, the Certificates of
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Security Dynamics Technologies, Inc.
June 28, 1996
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Representations, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

         We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement or documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Certificates of Representations are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

         We have also assumed that there is no plan or intention on the part of RSA's shareholders to engage in a sale, exchange, or other disposition of shares of SDI stock to be received in the Merger that would reduce the RSA shareholders' ownership of SDI stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than fifty percent (50%) of the value of all of the stock of RSA outstanding immediately prior to the Merger. For purposes of this assumption, shares of RSA stock with respect to which dissenters' rights are exercised in the Merger, with respect to which cash is received in lieu of fractional shares, or which are sold, redeemed, or disposed of in a transaction that is in contemplation of or related to the Merger, will be considered shares of RSA stock held by shareholders of RSA immediately before the Merger which are exchanged in the Merger for shares of SDI stock which, in turn, are disposed of pursuant to a plan.

         The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code,


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Security Dynamics Technologies, Inc.
June 28, 1996
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Treasury Regulations, case law, and rulings and other pronouncements of the
Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

         Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of RSA and/or holders of options or warrants for RSA stock with respect to whom special circumstances exist. In particular, but not by way of limitation, we express no opinion regarding any special tax treatment in the Merger of dealers in securities, tax-exempt organizations, life insurance companies, financial institutions, regulated investment companies, foreign taxpayers, or holders of RSA stock acquired upon exercise of stock options or in other compensatory transactions. Moreover, we express no opinion regarding the tax consequences of SDI's assumption of any outstanding options for RSA stock in the Merger.

         On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the following opinion (subject to the qualifications set forth immediately following the numbered paragraphs):



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Security Dynamics Technologies, Inc.
June 28, 1996
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         1.      The Merger will constitute a reorganization within the meaning of Section 368(a);

         2. No gain or loss will be recognized by SDI, Sub, or RSA solely as a result of the Merger;

         3. No gain or loss will be recognized by the shareholders of RSA upon the exchange of RSA stock solely for shares of SDI stock as a result of the Merger;

         4. Cash received by the shareholders of RSA in lieu of fractional shares of SDI stock will be treated as received as a distribution in redemption of such fractional shares, subject to the provisions of Section 302, as if such fractional shares had been issued in the Merger and then redeemed by SDI;

         5. The tax basis of the shares of SDI stock received by the shareholders of RSA in the Merger will be equal to the tax basis of the shares of RSA stock exchanged therefor in the Merger, reduced by any basis allocable to a fractional share of SDI stock treated as sold or exchanged under Section 302; and

         6. The holding period for the shares of SDI stock received by the shareholders of RSA will include the holding period for the shares of RSA stock exchanged therefor in the Merger, provided that the shares of RSA stock are held as capital assets at the Effective Time.

         Notwithstanding the foregoing, you should be aware that the Escrow Account established pursuant to the Merger Agreement does not comply in all respects with certain IRS guidelines for the issuance of advance letter rulings regarding the tax consequences of transactions intended to qualify as reorganizations under Section 368(a). Although the IRS has specifically indicated that such guidelines are only applicable for purposes of obtaining advance letter rulings and do not necessarily constitute substantive rules of law, there can be no assurances that the IRS will not attempt to assert the guidelines as substantive legal requirements. If the IRS were to make such an attempt, it is our opinion that it should fail. Nevertheless, because of the lack of clear authority regarding the tax consequences of provisions in escrow arrangements such as those contained in the Escrow Agreement, no assurances can be given that any such IRS attempt would not be successful. If such an attempt were successful,


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Security Dynamics Technologies, Inc.
June 28, 1996
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some (or, in certain cases, all) of the conclusions set forth in the foregoing numbered paragraphs would be inapplicable.

         No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                   Very truly yours,


                                                   /s/ Hale and Dorr
                                                   -----------------

                                                   HALE AND DORR